Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-117183 and No. 333-36635 on Form S-3 and Registration Statements No. 33-38702, No. 33-46824, No. 33-57235, No. 33-54081, No. 33-54085, No. 33-54087, No. 333-18267, No. 333-22977, No. 333-89853, No. 333-66777, No. 333-108687, No. 333-132437 and No. 333-45624 on Form S-8 of our report dated December 14, 2007, relating to the consolidated financial statements and financial statement schedule of Quanex Corporation and the effectiveness of Quanex Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Quanex Corporation for the year ended October 31, 2007.

/s/ Deloitte & Touche LLP

Houston, TX
December 14, 2007